UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 5, 2017

RF INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)

7610 Miramar Road, Bldg. 6000 San Diego, California 92126-4202 (Address of Principal Executive Offices) (858) 549-6340 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 5, 2017, RF Industries, Ltd. (“we,” “us,” “our” or the “Company”) entered into a fifth amendment to our lease with Icon Miramar Owner Pool 2 West/Northeast/Midwest, LLC (successor in interest to CWCA MIRAMAR GL 74, L.L.C.), as landlord, under which we lease our principal offices in San Diego, California.

Prior to the amendment, we had intended to surrender approximately 2,321 square feet of warehouse space (known as “Suite 5200”) that we were renting as part of our lease at the Miramar Business Park on 7610 Miramar Road, San Diego, California. Under the amendment, we will retain Suite 5200, which will be used as warehouse space by Comnet Telecom Supply Inc., our New Jersey based subsidiary that manufactures and sells fiber optics cable, distinctive cabling technologies and custom patch cord assemblies, as well as other data center products. In January 2017, we entered into a fourth amendment to the lease in order to increase our leased space by approximately 1,940 square feet of additional space at the Miramar Business Park with the intention of surrendering Suite 5200. As a result of entering into the fifth amendment to the lease, including the additional space we leased in January 2017, we now lease a total of approximately 21,908 square feet of office, warehouse and manufacturing space at the Miramar Business Park.

In addition, on June 9, 2017, Cables Unlimited, Inc., our New York based subsidiary (“Cables Unlimited”) that manufactures custom cable assemblies, adapters, and electromechanical wiring harnesses and other products, entered into an amendment to its lease with K & K Unlimited, as landlord, under which Cables Unlimited leases its manufacturing facility in Yaphank, New York. Under the amendment, the parties agreed that the term of the lease shall be extended one year to June 30, 2018, and that the one year extension described in the amendment does not constitute the exercise of an Option to Extend as set forth in Paragraph 21.12 of the original lease between the parties dated June 15, 2011, as amended in April 2016. The parties also agreed that except as set forth in the amendment, all of the terms and provisions of the lease shall apply during the term as extended by the amendment, and shall remain unmodified and in full force and effect.

The preceding summaries do not purport to be complete and are qualified in their entirety by reference to the respective amendments, copies of which are filed as Exhibits 10.1 and 10.2, respectively, and which are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2017, the Company’s Board of Directors appointed Gerald T. Garland to serve as a director, effective immediately. Mr. Garland has been appointed as a Class I director, and will serve until the Company’s next annual meeting of stockholders and his successor has been duly elected and qualified.

Mr. Garland, age 66, is currently the Managing Director at Inscite Consulting Group, a consulting firm for small to mid-sized businesses. Prior to joining Inscite Consulting, from April 2003 to February 2015, Mr. Garland was a Senior Vice President at TESSCO Technologies, a leading value-added distribution and solution provider for the wireless industry. Mr. Garland has served as senior vice president of the installation, test and maintenance line of business since May 2005, as senior vice president of the mobile devices and accessories line of business since April 2004 and as senior vice president of the network infrastructure line of business since April 2003. In July 2011, Mr. Garland began serving as Senior Vice President of the Commercial Segment. In April 2013, Mr. Garland began serving as Senior Vice President of the Product Lines of Business. Prior to joining TESSCO, Mr. Garland was Director of Business Development at American Express Tax and Business Services from 2002 to 2003, where he was involved in an expanded asset recovery capability for Fortune 1000 corporations. From 1993 to 1999, Mr. Garland was Chief Financial Officer and Treasurer at TESSCO during the company’s initial public offering. Mr. Garland received his MBA, with a concentration in Finance, from Loyola University, and his Bachelor of Science in Business Management and Accounting from Towson University.

There are no arrangements or understandings between Mr. Garland and any other persons pursuant to which he was chosen as a director of the Company. There are no family relationships between Mr. Garland and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Mr. Garland is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Mr. Garland was appointed to the Company’s Audit Committee. He will replace Marvin Fink who stepped down as a member of the Audit Committee.

Mr. Garland will receive a prorated portion of the compensation paid by the Company to non-executive directors. For the year ending October 31, 2017, non-employee directors (i.e. directors who are not employed by the Company as officers or employees) will receive $50,000 annually, which amount is paid one-half in cash, and one-half through the grant of stock options to purchase shares of the Company’s common stock. The options granted to Mr. Garland have an exercise price of $1.65 per share, which is the closing price of the Company’s common stock on June 9, 2017.

Item 9.01            Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Fifth Amendment To Lease, by and between Icon Miramar Owner Pool 2 West/Northeast/Midwest, LLC and the RF Industries, Ltd., dated June 5, 2017
10.2	Amendment To Lease, by and between K & K Unlimited and Cables Unlimited, Inc., dated June 9, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 9, 2017	By:	/s/ Howard Hill
Howard Hill Interim Chief Executive Officer